Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL APPOINTS ERNEST J. MROZEK TO ITS BOARD OF DIRECTORS

PONTE VEDRA, Fla. (February 22, 2018) — Advanced Disposal (NYSE: ADSW), an integrated environmental services company, announced today that Ernest J. Mrozek has joined the Board of Directors. Mr. Mrozek will replace Michael J. Hoffman on the Audit Committee. Mr. Hoffman will replace B. Clyde Preslar on the Compensation Committee.

Mr.  Mrozek served as Vice Chairman and Chief Financial Officer of The ServiceMaster Company at the time of his retirement in March 2008. He had 20 years of executive experience in various senior positions in general management, operations and finance at ServiceMaster. In the process, Mr. Mrozek developed extensive knowledge of the business services industry and gained valuable financial expertise and experience in mergers and acquisitions. Prior to joining ServiceMaster in 1987, Mr. Mrozek spent 12 years in public accounting with Arthur Andersen & Co. Mr. Mrozek received a bachelor of science degree in accountancy with honors from the University of Illinois and is a certified public accountant, on inactive status. Mr. Mrozek is currently a director of IDEX Corporation and served as lead director of G&K Services, Inc. until its sale in 2017. He has also served on the board of a large private company as well as several non-profit organizations.

Mr. Mrozek’s appointment became effective as of the close of business on February 21, 2018, and he meets the independence qualifications and financial literacy standards outlined by the New York Stock Exchange. Mr. Mrozek also qualifies as an “audit committee financial expert” pursuant to the rules of the Securities and Exchange Commission.

“We are extremely pleased that Mr. Mrozek is joining our Board,” said Richard Burke, CEO.  “His extensive leadership experience across a number of disciplines will be invaluable to us, as we continue to grow as a public company.”

Forward-Looking Statements

This press release contains “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including but not limited to the cautionary warnings and risk factors included in the most recently filed Form 10-K with the SEC.

About Advanced Disposal Services, Inc.

Advanced Disposal (NYSE: ADSW) brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial, and construction customers across 16 states and the Bahamas.  Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at www.AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900, Matthew.Nelson@AdvancedDisposal.com

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